     As filed with the Securities and Exchange Commission on August 6, 2001

                                            Registration Statement No. 333-

===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                 UNIVERSE2U INC.
             (Exact name of registrant as specified in its charter)

                                     NEVADA
         (State or other jurisdiction of incorporation or organization)

                                   88-0433489
                      (I.R.S. Employer Identification No.)

                      30 West Beaver Creek Road, Suite 109
                     Richmond Hill, Ontario, L4B 3K1 Canada
                            Telephone: (905) 881-3284

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------
                                    KIM ALLEN
                             Chief Executive Officer
                                 Universe2U Inc.
                      30 West Beaver Creek Road, Suite 109
                     Richmond Hill, Ontario, L4B 3K1 Canada
                            Telephone: (905) 881-3284
                            Facsimile: (905) 709-5264

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                             Travis L. Gering, Esq.
                              Wuersch & Gering, LLP
                          11 Hanover Square, 19th Floor
                               New York, NY 10005
                            Telephone: (212) 509-5050
                            Facsimile: (212) 509-9559

                                 --------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  =============================================================================


                                                        Proposed
                                                        maximum       Proposed
                                        Amount of       offering      maximum         Amount of
Title of each class of              securities to be   price per     aggregate     registration
securities to be registered            registered        share     offering price        fee
-------------------------------------------------------------------------------------------------
Common stock (1)                    6,375,000 shares      $2.00       $  12,750,000   $3,188
-------------------------------------------------------------------------------------------------
Common stock underlying warrants      375,000 shares      $4.00 (2)   $   1,500,000   $  375
-------------------------------------------------------------------------------------------------
TOTAL                               6,750,000 shares (3)              $  14,250,000   $3,563
=================================================================================================

(1) The amount of the registration fee with respect to such securities has been calculated in accordance with Rule 457(c).

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(3) Under Rule 416 under the Securities Act this registration statement also registers such number of additional securities that may be offered as a result of stock splits, stock dividends, and similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission becomes effective. This prospectus is not + +an offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any jurisdiction where the offer or sale is not           +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                  Subject to Completion, dated August 6, 2001


                                   PROSPECTUS

                                6,750,000 SHARES

                                 UNIVERSE2U INC.

                                  COMMON STOCK

                                     [LOGO]

This prospectus relates to the offer and re-sale by Fusion Capital Fund II, LLC of up to an aggregate of 6,750,000 shares of common stock of Universe2U Inc., a Nevada corporation. Such shares consist of 6,375,000 shares of common stock and 375,000 shares of common stock underlying warrants. We are paying for the costs of registering the shares of common stock covered by this prospectus.

The prices at which Fusion may sell the securities will be determined by the prevailing market price for the shares or through negotiated transactions. Fusion will receive proceeds upon any sale by them of the securities, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the resale by Fusion of shares of common stock offered in this prospectus. We will receive $4.00 per share in the event of exercise by Fusion of 375,000 warrants, but we will not receive any proceeds from the resale of the shares of common stock underlying such warrants that are offered in this prospectus.

The common stock of Universe2U Inc. trades under the symbol "UTOU" on the Over-The-Counter Bulletin Board (OTC/BB). The common stock of Universe2U is also listed for trading on the Third Segment of the Frankfurt Stock Exchange under WKN 938 851 and symbol UVS.

Investing in our common stock involves significant risks. See the discussion under "risk factors" commencing on page 3.

Fusion is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION ...............................................    1
RISK FACTORS ..............................................................    1
THE COMPANY ...............................................................   12
USE OF PROCEEDS ...........................................................   13
THE FUSION TRANSACTION ....................................................   14
SELLING SECURITY HOLDER ...................................................   18
PLAN OF DISTRIBUTION ......................................................   19
LEGAL MATTERS .............................................................   21
EXPERTS ...................................................................   21
INTERESTS OF NAMED EXPERTS AND COUNSEL ....................................   21
WHERE YOU CAN FIND ADDITIONAL INFORMATION .................................   21
INFORMATION INCORPORATED BY REFERENCE .....................................   23


You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus may only be used in jurisdictions where it is legal to offer or sell these securities. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

     .    our financial prospects;

     .    our financing plans;

     .    trends affecting our financial condition or operating results; and

     . our strategies for growth, operations, and product development and commercialization.

Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

                                  RISK FACTORS

An investment in Universe2U common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Universe2U common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, the trading price of Universe2U common stock could decline, and you could lose all or part of your investment.

Prospective investors should consider carefully these factors concerning our business before purchasing the securities offered by this prospectus. We make various statements in this section which constitute "forward-looking statements" under Section 27A of the Securities Act of 1933. See "Forward-Looking Information."

WE HAVE A LIMITED HISTORY OF OPERATIONS

You have limited historical financial information upon which to base your evaluation of our performance. Our Company has a limited operating history. We currently have a small number of customers and we are still in the process of building many of our networks. Accordingly, you must consider our prospects in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development.

Our business model is still evolving, which makes it difficult to evaluate our prospects. We have experienced losses in our efforts to penetrate our market. We expect to continue to make substantial capital expenditures in deploying our strategy before we know whether our business plan can be successfully executed. As a result, there is a substantial risk that our business will fail.

WE HAVE SIGNIFICANT HISTORICAL LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES IN THE FUTURE

We are an early-stage Company in an unproven industry and if we do not grow rapidly or obtain additional capital, our business may fail and you may lose your entire investment.

We have to date incurred operating losses and negative cash flows from operating activities. Through December 31, 2000, we had an accumulated deficit of approximately $4,700,000. For the first quarter ended March 31, 2001, our net loss was approximately $2,500,000 with an accumulated deficit of approximately $7,200,000. We have not been able to achieve profitability. During the year ended December 31, 2000, we incurred a net loss of $0.12 per share and for the period ending March 31, 2001, we incurred a net loss of $0.07 per share. We expect to make significant expenditures in connection with the development of our business, acquisitions, and expansion of our networks, services, and systems. As a result, we expect our losses to continue and increase during the foreseeable future. We cannot assure you that we will achieve profitability or generate positive cash flow sufficient to meet our working capital requirements.

WE WILL REQUIRE ADDITIONAL CAPITAL TO CONTINUE AS A GOING CONCERN

We need a significant infusion of new capital to sustain and grow our business. We need significant amounts of additional capital to build our network infrastructure and to meet our working capital requirements and our long-term business strategies, including acquisitions, expanding our operations to additional communities, and constructing our networks.

We have no assurance that future equity or debt financing will be available to us on acceptable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Equity financing would result in additional dilution to our stockholders. If we decide to raise additional funds by incurring debt, we may become subject to restrictive financial covenants and financial ratios.

We need to obtain financing to complete the construction of our networks. Rights-of-way owners generally expect the network builder to fund the construction of the network. Failure or delay in locating an acceptable financing source could slow our growth and have a material adverse affect on our business.

Our ability to arrange financing and the cost of financing depend on many factors including, without limitation:

     .    general economic and capital markets conditions;

     .    conditions in the telecommunications and Internet markets;

     .    regulatory developments;

     .    credit availability from banks or other lenders;

     . investor confidence in the telecommunications and Internet industries and in us;

     .    the success of our SmartNetworks; and

     . provisions of tax and securities laws that are conducive to raising capital.


WE MAY NOT BE ABLE TO SURVIVE THE CURRENT ECONOMIC STRESS ON THE
TELECOMMUNICATIONS INDUSTRY

During the past year, investors have lost tens of billions of dollars as many telecommunications start-ups failed. A glut of fiber-optic capacity and state-of-the-art equipment indicates that a recovery is unlikely soon. Several telecommunications companies, such as WinStar, have been forced to file for bankruptcy. The telecommunications industry and the fiber optics business have experienced a significant slowdown in business and are having difficulty raising additional working capital. The problems within the industry are magnified with respect to our company as we have a small customer base and very limited capital to sustain us. We cannot assure you that we will be able to overcome these economic difficulties and we may not be able to continue as a going concern.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY AFFECT OUR BUSINESS

Our business is managed by a small number of key management and operating personnel. We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team led by Kim Allen, Chief Executive Officer, Jeff Rosenthal, President, and Angelo Boujos, Chairman of the Board of Directors. Our business and financial results could be materially and adversely affected if Mr. Allen, Mr. Rosenthal, Mr. Boujos, or other members of our senior management team became unable or unwilling to continue in their present positions. Our acquisition strategy includes retaining the key management and operating personnel, the loss of which may adversely affect performance of the acquired operating company and thus adversely affect the results of Universe2U.

Currently, we have only limited key man life insurance for our personnel. There is no assurance that such insurance will be sufficient to replace any key personnel covered by insurance. The loss of any of our key personnel without sufficient key man life insurance in place could adversely affect our business, financial condition, and results of operations.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF OUR NETWORKS

The construction of future networks facilities entail significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The failure to obtain necessary licenses, permits, and authorizations could prevent or delay the completion of construction of all or part of our infostructure or increase completion costs. In addition, the establishment and maintenance of interconnections with other network providers at various public and private points is necessary to provide cost efficient services. There can be no assurance that the budget for the costs of our current and future projects will be sufficient or that these projects will commence operations within the contemplated schedules, if at all.

NETWORK DISRUPTIONS AND LACK OF INSURANCE COULD ADVERSELY AFFECT OUR OPERATING RESULTS

Our success will require that our infostructure provide competitive reliability, capacity, and security. Some of the risks to our infostructure include:

     .    physical damage;

     .    power loss;

     .    capacity limitations;

     .    hardware and software defects;

     .    breaches of security; and

     .    disruptions beyond our control.

These disruptions may cause interruptions in service or reduced capacity for customers. The failure of any equipment or facility on our infostructure could result in the interruption of customer service until we make necessary repairs or install replacement equipment. Any of these events could have an adverse impact on our revenues and our ability to secure and retain customers in the future. There is no assurance that we will be able to obtain adequate insurance to cover losses we could incur as a result of the factors listed above.

WE CANNOT ASSURE YOU OF THE COMMODITY PRICE FOR DUCT, DARK FIBER OR BANDWIDTH LEASES

We expect that bandwidth trading will become like trading of any other commodity and will be done over the Internet. We expect our infostructure and selling/leasing approach to be convenient and efficient for buyers and sellers. We anticipate that prices for our products and services and capacity will continue to decline over the next several years, due primarily to increased price competition and excess fiber capacity. In addition, we expect to have some contracts to supply leased fiber capacity, which allow the lessee to terminate the contracts and/or provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Early termination of any of these contracts could adversely affect our operating results.

OUR BUSINESS IS SUBJECT TO INTENSE COMPETITION

The telecommunications industry is extremely competitive which has led to declining prices and margins. We expect significant competition from traditional and new communications companies, including facilities-based communications service providers, local and long distance telephone companies, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators, internet service providers, digital subscriber line companies and large end-users with private networks. Also, the business in which we compete is highly competitive due to a lack of barriers to entry and high price sensitivity. Many of our competitors have significantly greater financial resources, well-established brand names, larger customer bases, diverse strategic plans, technologies, and generally more resources than we do. If any of our competitors successfully focus on our market, we may face intense competition, which could adversely affect our business.

We expect increased competition to result in further concerns about the quality and reliability of infrastructure providers. We expect that our customers will increasingly seek comprehensive end-to-end solutions to their infrastructure needs by turning to fewer qualified infrastructure service providers who have the size, financial capability, and technical expertise to deliver a quality and reliable network on time. If we are not able to effectively compete with other service providers in our target markets with respect to customer expectations and demands, our business could be adversely affected.

The construction and installation industry in which we operate is highly competitive and we compete with many other companies, ranging from small independent firms servicing local markets to large national and international firms. Despite the current trend toward outsourcing, we may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. There are relatively few barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competitors might use new or alternative technologies to offer better or less expensive services than we can offer. The development of new technologies or the significant penetration of alternative technologies into our target market may reduce the demand for our services and harm our business.

In addition, regulatory developments may increase competition. For example, a recent decision by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for our dark fiber by allowing our potential customers to obtain dark fiber from local exchange carriers at cost-based rates.

LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY AFFECT US

Regulations governing communications services change from time to time in ways that are difficult to predict and our services could become subject to federal, state, and/or local regulation. As we continue to expand our operations geographically, we may become subject to the regulation of additional jurisdictions. If we fail to comply with all applicable regulations or experience delays in obtaining required approvals, our business could be harmed. Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretations of these regulations and guidelines are incorrect, our business may be harmed. Compliance with all regulatory requirements may be costly.

Many regulations and legal issues related to co-location and the Internet are unsettled and have yet to be interpreted or enforced. Some of these issues within our industry include property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. Our business may be adversely affected by the adoption and interpretation of any future or currently existing laws and regulations. In addition, despite the design and implementation of a variety of network security measures, unauthorized access, computer viruses, unsolicited e-mail "spamming", accidental, or intentional action, and other disruptions could occur. It is possible that claims could be made against us for which we could possibly be held liable. We may need to implement measures to reduce our exposure to this potential liability that may require the expenditure of substantial resources. The increased attention focused upon liability issues as a result of lawsuits, new laws and legislative proposals could impede the growth of our business.

In addition, certain of our activities may be subject to regulation in each state to the extent that these services are offered for intrastate use. These regulations, as well as future regulatory, judicial, or legislative action may have a material adverse effect on us.

RESTRICTIONS ON FOREIGN OWNERSHIP MAY AFFECT OUR FUTURE OPERATIONS

Under the Canadian ownership provisions of the Telecommunications Act, a "telecommunications common carrier" is not eligible to operate in Canada unless it is owned and controlled by Canadians. We are not a carrier nor do we provide regulated telecommunications services. However, future Canadian Radio-television and Telecommunications Commission determinations or events beyond our control may require us to comply with the ownership provisions of the Telecommunications Act.

RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF FIBER OPTIC CABLE AND OUR RESULTS OF OPERATIONS

The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services, including our fiber optic cable. New or developing technologies could displace the wire line systems used for the transmission of voice, video and data, and improvements in existing technology may allow telecommunications providers to significantly improve their networks without physically upgrading them. We cannot predict the effect of technological changes on our business. Technological changes in the communications industry and Internet-related industry may have a material adverse effect on our business.

WE CURRENTLY DEPEND ON A LIMITED NUMBER OF CUSTOMERS

We are particularly dependent on a limited number of customers for our contract work. In addition, our infostructure business has a long sales cycle. We are, therefore, more susceptible to the impact of poor economic conditions than some of our competitors.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHTS-OF-WAY AND OTHER PERMITS NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

We must obtain additional rights-of-way and other permits from railroads, utilities, state highway authorities, local governments, and transit authorities to install underground conduit and/or overhead structures for the expansion of our networks. We cannot assure you that we will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. In addition, there have been threats of litigation challenging holders of rights-of-way to lease such rights to third parties such as our company. If any of these agreements were terminated or could not be renewed for any reason, and we were forced to remove our fiber optic cable or abandon our networks, the termination could have a material adverse effect on our business.

Local governments exercise legal authority that may have an adverse effect on our business because of our need to obtain approvals of the use of their rights-of-way. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with our use of the public rights-of-way.

OUR BUSINESS DEPENDS ON THE GROWTH OF BANDWIDTH

Our success will depend in large part on growth in the use of the Internet to increase the requirement for bandwidth. Growth of the Internet depends on many factors, including security, reliability, cost, ease of access, quality of service and bandwidth. Our ability to attract new customers similarly depends on a variety of factors, including the ability to provide continuous service. In addition, customers might terminate or decide not to renew commitments to use our services. We must continue to expand and adapt our network infrastructure as the number of our users grows, as our users place increasing demands on it, and as requirements change.

OUR EXTERNAL NETWORK SERVICES BUSINESS IS SEASONAL, EXPOSING US TO REDUCED REVENUE IN THE FIRST AND FOURTH QUARTERS OF EACH YEAR

We experience reduced revenue in the first and fourth quarters of each year relative to other quarters. These variations are partly due to the fact that the budgetary years of many of our external network services customers end in December. As a result of the end of their budgetary years, our customers, typically reduce their expenditures and work order requests towards the end of the year. The onset of winter also affects our ability to render external network services in certain regions of the United States and Canada.

WE EXPERIENCE VARIATIONS IN REVENUE AND NET INCOME AS WE COMMENCE OR COMPLETE
WORK

Our contracts typically require significant start-up costs in one quarterly period, but we typically do not realize the benefit of the contractual revenue until subsequent periods. The completion of major contracts may affect our quarterly results for similar reasons. In addition, the amount and type of work that we perform at any given time and the general mix of customers for which we perform work can vary significantly from quarter to quarter, affecting our quarterly results.

A SMALL GROUP OF PRINCIPAL SHAREHOLDERS EFFECTIVELY CONTROLS OUR COMPANY

The following persons as a group hold control of approximately 14 million shares of Company common stock amounting to approximately 35% of all outstanding shares of Company common stock: Angelo Boujos, Josie Boujos, Andrew Eyres and William McGill. These principal shareholders are able to exercise significant control over the election of the board of directors. In addition, these principal shareholders hold a sufficient portion of our stock to generally determine the outcome of most corporate matters submitted to the stockholders for approval. This control may include, without limitation, power to determine the outcome of decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets. In addition, these principal shareholders would have substantial influence over any change in control of our Company.

THE MARKET PRICE OF UNIVERSE2U COMMON STOCK MAY BE HIGHLY UNSTABLE

The market price of Universe2U common stock has been and we expect it to continue to be highly unstable. Factors that may have a significant impact on the market price of our stock may include announcements of technological improvements or announcements by other companies, regulatory matters, research and development activities, new or existing products or procedures, signing or termination of partnership and strategic alliance agreements, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, and industry and market volatility. In addition, potential dilutive effects of future sales of shares of our common stock by Universe2U and its stockholders, including sales by Fusion under this prospectus and by the exercise and subsequent sale of Universe2U common stock by the holders of outstanding and future warrants and options could have an adverse effect on the price of our stock.

INVESTORS MAY HAVE DIFFICULTY SELLING THE COMMON STOCK

The Universe2U common stock is traded on the OTC Bulletin Board. As a result, the holders of Universe2U common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it was listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because Universe2U common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock." SEC Rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to the Universe2U common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of the Universe2U common stock to resell the stock.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON THE UNIVERSE2U COMMON STOCK

We have never paid any cash dividends on the Universe2U common stock and we do not anticipate paying cash dividends in the foreseeable future. Rather, we intend to retain any cash flow we generate for investment in our business. Accordingly, Universe2U common stock may not be suitable for investors who are seeking current income from dividends.

THE SALE OF UNIVERSE2U COMMON STOCK TO FUSION COULD CAUSE SUBSTANTIAL DILUTION AND THE SALE OF THE SHARES ACQUIRED BY FUSION COULD CAUSE THE PRICE OF UNIVERSE2U COMMON STOCK TO DECLINE

The price at which Fusion is obligated to purchase shares of Universe2U common stock under the common stock purchase agreement will fluctuate with the market price of our common stock. All of the shares offered for sale by Fusion under this prospectus are freely tradable. We have been advised by Fusion that the shares registered in this offering may be sold over a period of up to 40 months from the date of this prospectus. Depending upon market liquidity at the time, the resale by Fusion of shares registered in this offering at any given time could cause the trading price of the Universe2U common stock to decline. The sale by Fusion of a substantial number of shares purchased from Universe2U, or the anticipation of such sales, could make it more difficult for Universe2U to sell equity or equity related securities in the future at a time and at a price that it might otherwise wish to effect sales.

The shares of common stock registered under this prospectus would represent approximately 15% of our outstanding common stock if all of these shares were issued as of the date of this prospectus. The issuance of these shares would result in significant dilution to the ownership interests of other holders of our common stock. The amount of dilution would be higher if the market price of our common stock is lower than the current market price at the time Fusion purchases shares under the common stock purchase agreement, as a lower market price would cause more shares of our common stock to be issuable to Fusion. Although we have the right to suspend Fusion purchases at any time, the financial condition of Universe2U at the time may require Universe2U to waive its right to suspend purchases even if there is a decline in the market price of our common stock. If the closing sale price of our common stock is at least $7.00 for five (5) consecutive trading days, we have the right to increase the daily purchase amount above $15,000, provided the closing sale price of our common stock remains at least $7.00.

THE EXISTENCE OF THE AGREEMENT WITH FUSION TO PURCHASE SHARES OF UNIVERSE2U COMMON STOCK COULD CAUSE DOWNWARD PRESSURE ON THE MARKET PRICE OF THE UNIVERSE2U COMMON STOCK

Both the actual dilution and the potential for dilution resulting from sales of Universe2U common stock to Fusion could cause holders to elect to sell their shares of Universe2U common stock, which could cause the trading price of the Universe2U common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of the Universe2U common stock due to the shares available for sale by Fusion could refrain from purchases or cause sales in anticipation of a decline of the market price.

FUTURE SALES AND ISSUANCES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

Substantial sales of our common stock in the public market during or following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. As of August 1, 2001, after giving effect to the issuance of 6,750,000 shares registered for resale hereunder, the Company will have approximately 46,400,000 shares of common stock issued and outstanding on a fully diluted basis. An aggregate of approximately 30,000,000 such shares are either freely tradable common stock or salable under Rule 144 promulgated under the Securities Act. In addition, approximately 220,000 shares of common stock are subject to a contractual agreement providing for purchase price protection which could result in the issuance to that investor of a quantity of additional shares which is not known at this time. We also intend to register 1,500,000 shares of common stock for issuance under our 2000 Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan provides for an initial amount of grants of up to 1,500,000 shares of common stock to be made to directors, officers, employees, and consultants. The Board of Directors may replenish the Equity Incentive Plan each calendar year with an amount of common stock equal to up to 10% of our outstanding common stock. We cannot predict if future sales or issuances of our common stock, or the public tradability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

                                   THE COMPANY

Universe2U Inc. is a facilities-based provider of advanced fiber optic and managed-broadband solutions. We provide electronic connectivity solutions to communities, communications carriers, utilities, building owners, and corporate and government customers in North America. We are not a telecommunications carrier nor do we provide regulated telecommunications services.

We have built our business model on a simple and growth oriented philosophy:

     .    universal access;

     .    open networks; and

     .    access creation.

We are currently pursuing a two-pronged business strategy:

     . to be an "infostructure" pioneer in developing high bandwidth networks in partnership with local governments, institutions, businesses and rights-of-way owners; and

     . to design and build fiber optic networks and market telecommunication services for major telephone and cable television companies.

Our "infostructure" concept involves developing "SmartCommunities" networks in partnership with local governments; "SmartBuilding" networks in partnership with institutions and business; and "SmartLinks" in partnership with rights-of-way owners.

We believe that our business strategy exploits growth opportunities in tier 2 and tier 3 communities, where roughly two-thirds of the North American population are located. We also intend to deploy our operations in high population density urban areas where most investment in high-speed network infrastructure has been focused to date. In addition, our strategy enables us to pursue the in-building networks and linking networks to connect communities together.

As a solutions integrator, we believe that our independence, network architecture, and turnkey solutions provide attractive and competitive attributes for our business.

We intend to approach all of our SmartCommunities networks, SmartBuildings networks, and SmartLinks models on a basis where equity participation in the completed network will be a component of our compensation.

The telecommunications industry has recently been burdened by over-capacity and slowdown in demand. However, we believe that we are well positioned for growth within the scope of our two-pronged business strategy. Just as the expectation for universal service drove the rapid expansion of telephone and electrical networks during the last century, we believe that businesses, communities, institutions, and individuals will demand universal high-speed broadband telecom access to gain overall improvement in business and quality of life services. We believe that there is an opportunity for growth in partnering with communities to provide for high-bandwidth data, voice, and video connectivity. We believe this opportunity is growing as a result of new applications and services and by improvements in "last mile" technology, such as digital subscriber line and cable modems. Despite the current difficulties within the telecommunication industry and generally unfavorable market conditions, we believe that our strategy provides a favorable competitive business model relative to other service providers.

Universe2U Inc. is incorporated under the laws of the State of Nevada. Our executive offices are located at 30 West Beaver Creek Road, Suite 109, Richmond Hill, Ontario, Canada L4B 3K1, telephone: (905) 881-3284.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of the 6,750,000 shares of common stock under this prospectus. However, we may receive up to $12 million from the sale of our common stock to Fusion under the common stock purchase agreement. Assuming exercise of warrants issued to Fusion, of which 375,000 underlying shares of common stock are registered hereby, we would receive $1,500,000, in proceeds, minus expenses. We will not receive any proceeds from the resale by Fusion of the shares of common stock underlying such warrants. We plan to use the proceeds from the sale of our common stock to Fusion under the common stock purchase agreement and proceeds from the exercise of the warrants for general corporate purposes, including equipment, hiring of additional personnel, software and licenses, marketing and advertising, acquisitions and general working capital.

                             THE FUSION TRANSACTION

General

On August 1, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion agreed to purchase on each trading day during the term of the agreement, $15,000 of our common stock or an aggregate of $12.0 million. The $12.0 million of common stock is to be purchased over a 40 month period, subject to a six month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. We have the right to set a minimum purchase price at any time as described below.

Purchase of Shares under the Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion at any time, each as described below, Fusion shall purchase on each trading day during the term of the agreement $15,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $15,000 unless our stock price is above $7.00 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

 .    the lowest sale price of our common stock on the purchase date; or

 .    the average of the three (3) lowest closing sale prices of our common stock during the fifteen (15) consecutive trading days prior to the date of a purchase by Fusion.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Notwithstanding the foregoing, Fusion may not purchase shares of common stock under the common stock purchase agreement if Fusion or its affiliates would beneficially own more than 4.9% of our then aggregate outstanding common stock immediately after the proposed purchase. If the 4.9% limitation is ever reached we have the option to increase this limitation to 9.9%. If the 9.9% limitation is ever reached, this limitation will not limit Fusion's obligation to fund the daily purchase amount.

The following table sets forth the number of shares of our common stock that would be sold to Fusion under the common stock purchase agreement at varying purchase prices:

                                                                 Percentage
                                                                 Outstanding After
                                  Number of Shares to be         Giving Effect to the
Assumed Purchase Price            Issued if Full Purchase        Issuance to Fusion(1)

$   1.00                                12,000,000(2)            28%
$   2.00                                 6,000,000(2)            14%
$   2.50                                 4,800,000(2)            11%
$   5.00                                 2,400,000(2)             6%
$   7.00                                 1,714,286                4%
$  10.00                                 1,200,000                3%


(1) Based on 43,376,747 shares outstanding as of August 1, 2001. Includes the issuance of 375,000 shares of common stock issued to Fusion as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 6,000,000 shares to Fusion under the common stock purchase agreement, including the shares issuable as a commitment fee, all of which are included in this offering. If more than 6,000,000 shares are issuable to Fusion under the common stock purchase agreement, we have the right to terminate the agreement without any payment or liability to Fusion.

Minimum Purchase Price

We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is $2.50. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion. Fusion shall not be permitted or obligated to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price as established by us.

Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

We have the unconditional right to decrease the daily amount to be purchased by Fusion at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason; provided however, we may not increase the daily purchase amount above $15,000 unless our stock price has been above $7.00 per share for five consecutive trading days. For any trading day that the sale price of our common stock is below $7.00, the daily purchase amount shall not be greater than $15,000.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 40 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion and (3) terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion

Fusion has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

Generally, Fusion may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

 .    if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

 .    suspension by our principal market of our common stock from trading for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

 .    our failure to satisfy any listing criteria of our principal market for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

 .    the transfer agent's failure for five trading days to issue to Fusion shares of our common stock which Fusion is entitled to under the common stock purchase agreement;

 .    any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

 .    a default by us of any payment obligation in excess of $1.0 million; or

 .    any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.


Commitment Shares Issued to Fusion

Under the terms of the common stock purchase agreement Fusion has received 375,000 shares of our common stock, and warrants to purchase 375,000 shares of our common stock at an exercise price of $4.00 per share, as a commitment fee. Unless an event of default occurs, Fusion must maintain ownership of 375,000 shares of our common stock (i) for a period of 40 months from the date of the common stock purchase agreement, or (ii) until such date as the common stock purchase agreement is terminated.

No Variable Priced Financings

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion's prior written consent.

                             SELLING SECURITY HOLDER

The following table sets forth certain information with respect to Fusion. The Company will not receive any of the proceeds from the sale of such securities.

                                                                                 Percentage of
                                                                                    shares              Shares
                                                                                  beneficially       beneficially
                                                            Amount of Shares      owned after        owned after
                                      Securities Owned      offered pursuant       offering            offering
            Selling Security             Prior to               to this            --------            --------
               Holder (1)              Offering (2)            prospectus           (2)(3)              (2)(3)
               ----------              ------------            ----------           ------              ------

Fusion Capital Fund II, LLC (4)            6,750,000             6,750,000            *                    *

                                                      ---------------------
Total Shares Offered                                             6,750,000

* The Company shall not effect any purchase under this Agreement and Fusion shall not have the right to purchase shares of Common Stock under this Agreement to the extent that after giving effect to such purchase Fusion together with its affiliates would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such purchase. If the 4.9% limitation is ever reached the Company shall have the option to increase such limitation to 9.9% by delivery of written notice to the Fusion.

(1) Fusion has not held any position or office with the Company. Except with respect to the common stock purchase agreement between Fusion and the Company, Fusion has not had any other material relationship with the registrant or its officers, directors or affiliates during the past three years.

(2) Percentage of the Company's common stock shares beneficially owned is based upon approximately 44,000,000 shares of common stock outstanding as of August 1, 2001, giving effect to the assumed issuance of all of the shares of common stock registered hereunder. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(3) Assumes all of the securities offered hereby shall be sold.

(4) Sole voting power and power of disposition over such shares of common stock is controlled by Steven G. Martin and Joshua B. Scheinfeld.

                              PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by the selling shareholder, Fusion Capital Fund II, LLC. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

 .    ordinary brokers' transactions;
 .    transactions involving cross or block trades or otherwise on the Nasdaq
     National Market;
 .    purchases by brokers, dealers, or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;
 .    "at the market" to, through market makers, or into an existing market for the common stock;
 .    in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
 .    in privately negotiated transactions; or
 .    any combination of the foregoing.

See the Table under the Section entitled "The Fusion Transaction" for the number of shares of our common stock that would be sold to Fusion upon our sale of common stock under the common stock purchase agreement at varying purchase prices.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling shareholder is an "underwriter" within the meaning of the Securities Act.

Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling shareholder.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the company by Wuersch & Gering LLP.

                                     EXPERTS

The financial statements and schedules referred to in this prospectus and elsewhere in the registration statement have been audited by Moore Stephens Cooper Molyneux LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

On June 9, 2000, U.S. securities counsel for the Company, Wuersch & Gering LLP, was granted options exercisable for 50,000 shares of Company common stock at a purchase price of $.01 per share. Such options vested and became exercisable on June 9, 2001. The shares of common stock underlying such option have not been registered for resale and the Company has no present intention of registering such shares for resale. The engagement of the law firm of Wuersch & Gering LLP was not made on a contingent basis in connection with the registration or offering of securities hereunder, nor is such law firm to receive an interest in the Company in connection with the offering hereunder.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement, its exhibits, and information incorporated therein by reference. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We also file annual, quarterly, and special reports, proxy statements, and other information with the SEC to which you should also refer for material information regarding the Company.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC- 0330 for further information on the operation of the public reference facilities.

                      INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, as well as the information contained in all filings made by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any future filings after the effectiveness of the registration statement made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

(a) Our Annual Report on Form 10-KSB, filed April 2, 2001, for the fiscal year ended December 31, 2000;

(b) Our Quarterly Report on Form 10-QSB, filed May 15, 2001, for the quarterly period ended March 31, 2001;

(c) Current Reports on Form 8-K filed June 13, 2001, March 20, 2001 and March 14, 2001; and

(d)  Our definitive proxy statement, filed April 27, 2001.

You may request a copy of the foregoing filings, at no cost, by writing or telephoning us at the following address:

         Universe2U Inc.
         30 West Beaver Creek Road, Suite 109
         Richmond Hill, Ontario  L4B 3K1 Canada
         Telephone:  (905) 881-3284
         Attention:  Bonnie Lupson, Investor Relations Manager

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

   Nature of Expense                                                     Amount
   -----------------                                                    --------
   SEC Registration Fee ............................................    $  3,563
   Accounting Fees and Expenses ....................................       1,000
   Legal Fees and Expenses .........................................       5,000
   Miscellaneous ...................................................       1,000
                                                                        --------
     TOTAL .........................................................    $ 10,563
                                                                        ========
===========

The amounts set forth above, except for the Securities and Exchange Commission fee, are in each case estimated.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article IX of our by-laws provides that no director or officer of Universe2U be personally liable to Universe2U or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of distributions in violation of NRS Section 78.300, which provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by this chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, our amended Articles of Incorporation provides that if the Nevada Revised Statutes are amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director and/or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Article IX of our amended and restated by-laws provides for indemnification by Universe2U of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Universe2U if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Universe2U, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We have also entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expenses to each director and each such officer. We have also obtained directors and officers insurance against certain liabilities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted towards directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    EXHIBITS

(a) Exhibits: Incorporated herein by reference to the List of Exhibits following the signature pages hereto.


                                  UNDERTAKINGS

For purposes of registration of securities under Rule 415 promulgated under the Securities Act, the undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Richmond Hill, Ontario, on August 3, 2001.

                                 UNIVERSE2U INC.
                                 By:
                                    /s/ Kim Allen
                                    -----------------------------------
                                    Kim Allen
                                    Chief Executive Officer and
                                    Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature and Title                                                 Date
-------------------                                                 ----

/s/ Angelo Boujos
---------------------------
Angelo Boujos, Chairman                                          August 3, 2001


/s/ Kim Allen
---------------------------
Kim Allen, Director, CEO, and Principal Financial Officer        August 3, 2001


/s/ Jeff Rosenthal
----------------------------
Jeff Rosenthal, President                                        August 3, 2001

/s/ Paul Pathak
----------------------------
Paul Pathak, Director                                            July 31, 2001


----------------------------
Connie Colangelo, Director

/s/ Barry W. Herman
----------------------------
Barry W. Herman, Director                                        July 31, 2001


/s/ Anthony Palumbo
---------------------------
Anthony Palumbo, Director                                        July 31, 2001


---------------------------
Frederick T. Kasravi, Director

EXHIBITS LIST

Exhibit No.       Description of document
----------        -----------------------

4.1               Certificate of Amendment to the Articles of Incorporation.

4.2               Amended and Restated by-laws.

5.1               Opinion of Wuersch & Gering, LLP.

10.21 Form of Common Stock Purchase Agreement, dated as of August 1, 2001 by and between Universe2U, Inc. and Fusion Capital Fund II, LLC.

10.22 Form of Registration Rights Agreement, dated as of August 1, 2001 by and between Universe2U, Inc. and Fusion Capital Fund II, LLC.

10.23 Form of Warrant issued to Fusion Capital Fund II, LLC in connection with and pursuant to the Common Stock Purchase Agreement dated as of August 1, 2001, by and between Universe2U, Inc., and Fusion Capital Fund II, LLC.

23.1              Consent of Moore Stephens Cooper Molyneux LLP.

23.2              Consent of Wuersch & Gering, LLP (see Exhibit 5.1).